Exhibit 5.2

August 9, 2023

Foremost Lithium Resource & Technology Ltd.

2500-700 West Georgia Street

Vancouver, British Columbia V7Y 1B3 Canada

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Foremost Lithium Resource & Technology Ltd., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), in connection with a Registration Statement on Form F-1 (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of up to $5,000,000 of (i) common share units (“Common Share Units”), with each Common Share Unit being comprised of one common share, no par value, of the Company (the “Common Shares”) and one common share purchase warrant (the “Common Share Purchase Warrants”) exercisable for one Common Share and (ii) pre-funded units (“Pre-Funded Units”, and together with the Common Share Units, the “Units”) in lieu of Common Share Units to certain purchasers, with each Pre-Funded Unit being comprised of one pre-funded warrant (the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one Common Share and one Common Share Purchase Warrant (the "Offering").

The Company has agreed to grant an over-allotment option to ThinkEquity LLC, as Representative (the "Representative") of the several underwriters (the "Underwriters") named in Schedule I to the Underwriting Agreement (as defined below) to purchase up to an additional $750,000 of Common Share Units, consisting of one Common Share and one Common Share Purchase Warrant (each, an “Over-Allotment Common Share Purchase Warrant”), and/or Pre-Funded Units, consisting of one Pre-Funded Warrant (each, an “Over-Allotment Pre-Funded Warrant”) and one OA Common Share Purchase Warrant, representing up to 15% of the Units sold in the Offering.

In addition, the Company has agreed to issue to the Representative, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriters (the "Underwriting Agreement"), warrants representing up to 5% of the aggregate number Units sold in the Offering (the "Representative’s Warrants", together with the Common Share Purchase Warrants, the Pre-Funded Warrants, the Over-Allotment Common Share Purchase Warrants, and the Over-Allotment Pre-Funded Warrants, the “Warrants”), with each Representative’s Warrant exercisable to purchase one Common Share.

The Common Share Purchase Warrants and any Over-Allotment Warrants will be governed by the terms of the Form of Warrant and a warrant agent agreement (the "Warrant Agent Agreement") by and between the Company and Continental Stock Transfer & Trust, as warrant agent.

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Warrants, when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are limited to the corporate laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Legal Matters" and "Advisors" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP